Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Princeton eCom Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-128291, 333-115940, 333-40674, and 333-92607) on Forms S-8 of Online Resources Corporation of our report dated April 27, 2006, with respect to the balance sheets of Princeton eCom Corporation as of December 31, 2005 and 2004, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, which report appears in the Form 8-K/A of Online Resources Corporation dated July 3, 2006.

/s/ KPMG LLP

Philadelphia, Pennsylvania
September 12, 2006